Exhibit 1.1
LIFEPOINT HOSPITALS, INC.
3 1/2% Convertible Senior Subordinated Notes Due 2014
Underwriting Agreement
New York, New York
May 22, 2007
To the Representatives
named in Schedule I
hereto of the several
Underwriters named in
Schedule II hereto
Ladies and Gentlemen:
          LifePoint Hospitals, Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, the principal amount of its securities identified in Schedule I hereto (the “Underwritten Securities”). The Company also proposes to grant to the Underwriters an option to purchase up to an additional principal amount of securities set forth in Schedule I hereto to cover over-allotments (the “Option Securities”; the Option Securities, together with the Underwritten Securities, hereinafter called the “Securities”). The Securities are convertible into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company at the conversion price set forth in the Final Prospectus. The Securities are to be issued under an indenture (the “Indenture”) to be dated as of May 29, 2007, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). To the extent there are no additional Underwriters listed on Schedule I other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires. Any reference herein to the Registration Statement, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 20 hereof.

          1. Representations and Warranties. The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.
     (a) The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 (the file number of which is set forth in Schedule I hereto), on Form S-3 for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectuses relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).
     (b) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein) and on any date on which Option Securities are purchased, if such date is not the Closing Date (a “settlement date”), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date the Indenture did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Final Prospectus (together with any supplement thereto) will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.
     (c) The Disclosure Package did not, as of the Execution Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.
     (d) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405.
     (e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405).
     (f) Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 5(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.
     (g) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Prospectus will not be, an “investment company” as defined in the Investment Company Act.
     (h) The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

     (i) Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that has constituted or that would reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
     (j) Each of the Company and its subsidiaries has been duly incorporated or organized and is validly existing as a corporation, limited liability company or limited partnership in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate or partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation, limited liability company or limited partnership and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so incorporated, organized or formed or qualified, have such power or authority or be qualified or in good standing would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).
     (k) All the outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Prospectus, all outstanding shares of capital stock of the subsidiaries which are owned directly or indirectly by the Company are so owned free and clear of any security interest, claim, lien or encumbrance (other than liens securing the Company’s existing credit agreement dated as of April 15, 2005 by and among the Company, as borrower, the lenders party thereto and Citicorp North America, Inc. as administrative agent (as amended through the date hereof, the “Senior Credit Facility”) or permitted thereunder).
     (l) The Company’s issued and outstanding equity capitalization is as set forth in the Final Prospectus under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to the reservations, agreements or employee benefit plans referred to in the Final Prospectus or pursuant to the exercise of convertible securities or options referred to in the Final Prospectus); the capital stock of the Company conforms in all material respects to the description thereof contained in the Final Prospectus; the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; the shares of Common Stock initially issuable upon conversion of the Securities have been duly authorized and reserved for issuance and, when issued upon conversion of the Securities against payment of the conversion price and in accordance with the Indenture, will be validly issued, fully paid and nonassessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any stockholder of the Company and, except as set forth in the Final Prospectus and except for options, restricted stock and other equity awards granted pursuant to the LifePoint Hospitals, Inc. Long-Term Incentive Plan, Executive Stock Purchase Plan,

Management Stock Purchase Plan, Outside Directors Stock and Incentive Compensation Plan, Employee Stock Purchase Plan, Change in Control Severance Plan and the Executive Performance Incentive Plan, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock or of ownership rights in the Company are outstanding.
     (m) (a) This Agreement has been duly authorized, executed and delivered by the Company; (b) the Indenture has been duly authorized by the Company and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company, will constitute a legal, valid and binding instrument enforceable against the Company in accordance with its terms (subject to the effects of (i) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally from time to time in effect, (ii) general principles of equity (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing (collectively, the “Enforceability Limitations”)); and (c) the Securities have been duly authorized by the Company and, when executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms thereof, will have been duly executed and delivered by the Company and will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject to the Enforceability Limitations).
     (n) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except such as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold.
     (o) None of the execution and delivery of the Indenture or this Agreement, the issuance and sale of the Securities or the issuance of the Common Stock upon conversion of the Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with or result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (i) the charter, by-laws or other similar constituent documents of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, other than in the case of clauses (ii) and (iii), such violations, liens, charges or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (p) The consolidated historical financial statements of the Company and its consolidated subsidiaries included in or incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of each such entity as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X and, except as otherwise disclosed in the Registration Statement, the Disclosure Package and the Final Prospectus or the documents incorporated by reference therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved.
     (q) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement or the Indenture, or the consummation of any of the transactions contemplated hereby or thereby or (ii) would reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the Disclosure Package or the Final Prospectus (exclusive of any amendment or supplement thereto).
     (r) Each of the Company and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.
     (s) Neither the Company nor any of its subsidiaries is in violation or default of (i) any provision of its charter, by-laws or other similar constituent documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiaries or any of its or their properties, as applicable, other than in the cases of clauses (ii) and (iii), such violations and defaults that would not reasonably be expected to have a Material Adverse Effect and, in the case of clause (iii), except for any such violations and defaults set forth or contemplated in the Disclosure Package and Final Prospectus.
     (t) Ernst & Young LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements incorporated by reference in the Disclosure Package and Final Prospectus, is an independent public accountant with respect to the Company within the meaning of the Act.
     (u) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Company of the Securities.

     (v) The Company has filed all U.S. federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect and except as set forth or contemplated in the Disclosure Package and Final Prospectus (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect and except as set forth or contemplated in the Disclosure Package and Final Prospectus (exclusive of any amendment or supplement thereto).
     (w) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or, to its knowledge, is threatened or imminent, except as would not reasonably be expected to have a Material Adverse Effect, and except as set forth or contemplated in the Disclosure Package and Final Prospectus (exclusive of any amendment or supplement thereto).
     (x) The Company and each of its subsidiaries and their respective officers and directors are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the healthcare industry and all such insurance is in full force and effect except for failures to have such insurance in full force and effect or to carry or be entitled to insurance which would not reasonably be expected to have a Material Adverse Effect.
     (y) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its subsidiaries has all necessary licenses, permits, franchises, certificates of need, rights to participate in, or the benefit of valid agreements to participate in, Medicare, Medicaid and other material Third-Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption of cash flow. No less than 75% of the Hospitals are accredited by JCAHO. Each Hospital is licensed as an acute care hospital by such other Accreditation Bodies having jurisdiction over it. Except as in the aggregate could not reasonably be expected to affect 25% or more of all Hospitals and could not reasonably be expected to result in a Material Adverse Effect, there are no deficiencies in any services provided at any Hospital that would prevent the extension of any accreditation by JCAHO or other applicable Accreditation Body as an acute care hospital. With respect to such Hospitals eligible for accreditation by JCAHO, the Company and its subsidiaries are taking all reasonable steps necessary or advisable to obtain such accreditation promptly and, in any event, within twelve months after the loss or failure to obtain such accreditation. Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect: (a) there are no rate appeals currently pending before any Governmental Authority with respect to any Hospital; (b) there are no recoupment claims or contests pending or threatened as a result of any audit by any Third-Party Payor Programs and no open or unsettled cost reports for which the Company or any of its subsidiaries is financially responsible or has not been indemnified in respect to any Hospital; and (c) there are no material claims or assertions made in any utilization review that any of the practices or procedures used at any Hospital are improper or inappropriate.
     (z) The accounts receivable of the Company and its subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies of third-party payors such as Medicare, Medicaid and Blue Cross/Blue Shield, health maintenance organizations and preferred provider organizations. The accounts receivable, after giving effect to the allowance for doubtful accounts, relating to such third-party payors do not materially exceed amounts the Company and its subsidiaries are entitled to receive.
     (aa) Neither the Company nor, to the knowledge of the Company, any officers, directors, employees or other agents of the Company or any of its subsidiaries or any of the Hospitals operated by them has engaged in any activities which are prohibited under Federal Medicare and Medicaid statutes including, but not limited to, 42 U.S.C. Section 1320a-7 (Program Exclusion), Section 1320a-7a (Civil Monetary Penalties), 1320a-7b (the Anti-kickback Statute), Sections 1395nn (the “Stark” law, prohibiting certain self-referrals), or any other federal healthcare law, including, but not limited to, the federal TRICARE statute, 10 U.S.C. Section 1071 et seq., the Federal Civil False Claims Act, 31 U.S.C. Section 3729, Federal Criminal False Claims Act, 18 U.S.C. Section 287, False Statements Relating to Health Care Matters, 18 U.S.C. Section 1035, Health Care Fraud, 18 U.S.C. Section 1347, or any regulations promulgated pursuant to such statutes, or related state or local statutes or regulations, including but not limited to the following:
     (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under the Medicare or Medicaid program or from any third party (where applicable federal or state law prohibits such payments to third parties);
     (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under the Medicare or Medicaid program or from any third party (where applicable federal or state law prohibits such payments to third parties);
     (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under the Medicare or Medicaid program or from any third party (where applicable federal or state law prohibits such payments to third parties) on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and
     (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or any third party (where applicable federal or state law prohibits such payments to third parties), or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid or any third party (where applicable federal or state law prohibits such payments to third parties).
     (bb) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (cc) The Company and its subsidiaries (i) are in compliance with all applicable U.S. federal, state and local laws and regulations regarding the protection of human health and safety and the environment, including, without limitation, those relating to the generation, storage, treatment, disposal, release and limited release of Hazardous Materials (“Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect or as set forth or contemplated in the Disclosure Package and Final Prospectus (exclusive of any amendment or supplement thereto). The term “Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, constituent or waste, including without limitation any medical waste, animal carcass, toxin, virus or disease-causing agent, petroleum and petroleum products, subject to regulation under or which could give rise to liability under Environmental Law.
     (dd) Except as set forth in the Disclosure Package and Final Prospectus or as would not have a Material Adverse Effect, neither the Company nor any of its subsidiaries is conducting or financing any investigation, response or other corrective action with respect to any release of Hazardous Materials at any location pursuant to any Environmental Law at any location, nor is any of them subject to or party to any order, judgment, decree, contract or agreement which obligates it to conduct or finance any such action.
     (ee) Except as would not have a Material Adverse Effect, (i) all “pension plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), established or maintained by the Company or any subsidiary that are intended to be qualified under Section 401(a) of the Code are so qualified; (ii) neither the Company nor any of its subsidiaries maintains or is required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); (iii) each pension plan and welfare plan established or maintained by the Company or any of its subsidiaries is in compliance in all material respects with the currently applicable provisions of ERISA; and (iv) neither the Company nor any of its subsidiaries maintains, contributes to or is required to contribute to any pension plan subject to Section 412 of the Code or Title IV of ERISA that has any material liability under Title IV of ERISA.
     (ff) No presentation of market-related or statistical data contained in or incorporated by reference in the Disclosure Package or Final Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed in other than good faith.
          Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.
          2. Purchase and Sale.
     (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at the purchase price set forth in Schedule I hereto the principal amount of the Securities set forth opposite such Underwriter’s name in Schedule II hereto.
     (b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to the principal amount of Option Securities set forth in Schedule I hereto at the same purchase price set forth in Schedule I hereto for the Underwritten Securities. Said option may be exercised only to cover over-allotments in the sale of the Underwritten Securities by the Underwriters. Said option may be exercised in whole or in part at any time on or before the 12th day after the date of the Final Prospectus upon written or telegraphic notice by the Representatives to the Company setting forth the aggregate principal amount of the Option Securities as to which the several Underwriters are exercising the option and the settlement date, provided that such settlement date shall be no later than the 12th day after the Closing Date. The aggregate principal amount of Option Securities to be purchased by each Underwriter shall be the same percentage of the total aggregate principal amount of the Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities, subject to such adjustments as you in your absolute discretion shall make to ensure that the Option Securities are not issued in minimum denominations of less than $1,000 or whole multiples thereof.

          3. Delivery and Payment. Delivery of and payment for the Underwritten Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day immediately preceding the Closing Date) shall be made on the date and at the time specified in Schedule I hereto or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Underwritten Securities and the Option Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.
          If the option provided for in Section 2(b) hereof is exercised after the third Business Day immediately preceding the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives, at 388 Greenwich Street, New York, New York, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.
          4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.
          5. Agreements. The Company agrees with the several Underwriters that:
     (a) Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the

Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.
     (b) The Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule IV hereto and to file such term sheet pursuant to Rule 433(d) within the time required by such Rule.
     (c) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.
     (d) If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.
     (e) As soon as practicable, the Company will make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.
     (f) The Company will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request.
     (g) The Company will arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.
     (h) The Company agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than the free writing prospectus containing the information contained in the final term sheet prepared and filed pursuant to Section 5(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule III hereto and any electronic road show. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.
     (i) The Company will not for a period of 90 days following the Execution Time (the “Lock-up Period”), without the prior written consent of Citigroup, directly or indirectly, offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company of, file (or participate in the filing of) a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (other than the Securities), or publicly announce an intention to effect any such transaction; provided, however, that (i) the Company may issue and sell Common Stock or securities convertible into or exchangeable for Common Stock pursuant to any employee stock option plan, restricted stock plan, stock ownership plan, retirement plan, severance plan or dividend reinvestment plan or agreement of the Company described in the Final Prospectus and in effect at the Execution Time, (ii) the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the Execution Time and described in the Preliminary Prospectus and Final Prospectus and (iii) the Company may issue Common Stock with a market value on the date of issuance of up to an aggregate of $100.0 million as all or a portion of the consideration in connection with one or more acquisitions of unaffiliated entities or assets or businesses from unaffiliated entities; provided, however, that in the case of clause (iii), each recipient of such Common Stock shall have, prior to any such insurance, entered into a written lock-up agreement that is identical in all material respects with this clause (i) with respect to the then remaining Lock-up Period.
     (j) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
     (k) The Company will reserve and keep available at all times, free of preemptive rights, the full number of shares of Common Stock issuable upon conversion of the Securities.
     (l) Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price.
     (m) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus or any other document relating to the offering, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, including any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) the registration of the Securities under the Exchange Act and the listing of the Securities on the Nasdaq Global Market; (vi) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with the NASD (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder. The Company agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).
     (n) The Company agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).
          6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Underwritten Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:
     (a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 5(b) hereto and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.
     (b) The Company shall have requested and caused Dewey Ballantine LLP, counsel for the Company, to have furnished to the Representatives their opinion, dated the Closing Date and addressed to the Representatives, to the effect set forth in Exhibit A hereto.

     (c) The Company shall have requested and caused Waller Lansden Dortch & Davis, LLP, special regulatory counsel for the Company, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, substantially to the effect set forth in Exhibit B hereto.
     (d) The Representatives shall have received from (i) Cahill Gordon & Reindel LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Registration Statement, the Disclosure Package and the Final Prospectus (together with any supplement thereto) and (ii) Davis Polk & Wardwell, counsel to the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the Indenture and the “Description of the Debentures” and in each case such other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
     (e) The Company shall have furnished to the Representatives a certificate of the Company, signed by (x) the Chairman of the Board or the President and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that:
     (i) the representations and warranties of the Company in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date (except to the extent such representation is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects), and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;
     (ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and
     (iii) since the date of the most recent financial statements included in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), there has been no material adverse change in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).
     (f) The Company shall have requested and caused Ernst & Young LLP to have furnished to the Representatives, at the Execution Time and at the Closing Date, letters (which may refer to letters previously delivered to one or more of the

Representatives), dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives, confirming that they are independent accountants within the meaning of the Act and the Exchange Act and the respective applicable rules and regulations adopted by the Commission thereunder and confirming certain matters with respect to the audited and unaudited financial statements and other financial and accounting information contained in the Disclosure Package and Final Prospectus, and that they have performed a review of the unaudited interim financial information of the Company for the three-month period ended March 31, 2007, and as at March 31, 2007, in accordance with Statement on Auditing Standards No. 100.
     (g) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any amendment or supplement thereto), there shall not have been any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto) the effect of which is, in the sole judgment of Citigroup, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).
     (h) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.
     (i) Prior to the Execution Time, the Company shall have furnished to the Representatives a letter substantially in the form of Exhibit C hereto from each person listed on Schedule V hereto and addressed to the Representatives.
     (j) Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.
          If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

          The documents required to be delivered by this Section 6 shall be delivered at the office of counsel for the Company, at 1301 Avenue of the Americas, New York, New York 10019, on the Closing Date.
          7. Reimbursement of Underwriters’ Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally through Citigroup Global Markets Inc. on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.
          8. Indemnification and Contribution.
     (a) The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in any Preliminary Prospectus or any other preliminary prospectus relating to the Securities, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 5(b) hereto, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.
     (b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through Citigroup specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company acknowledges that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Securities and, under the heading “Underwriting”, (ii) the list of Underwriters and their respective participation in the sale of the Securities, and (iii) the fourth, eighth, ninth and tenth paragraphs in any Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus.
     (c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties. Any such separate firm for any Underwriter, its Affiliates, its directors, officers, employees and agents and any control person shall be designated in writing by Citigroup and any such separate firm for the Company, its directors, officers and Affiliates and any control person shall be designated in writing by the Company. An indemnifying party will not, without the prior written consent of the indemnified parties, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any indemnified party.
     (d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).
          9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule II hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule II hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any nondefaulting Underwriter for damages occasioned by its default hereunder.
          10. Termination. This Agreement shall be subject to termination in the absolute discretion of Citigroup, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the Nasdaq Global Market or trading in securities generally on the New York Stock Exchange or the American Stock Exchange shall have been suspended or limited or minimum prices shall have been established on either of such exchanges, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of Citigroup, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by any Preliminary Prospectus or the Final Prospectus (exclusive of any supplement thereto).
          11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.
          12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telefaxed to the Citigroup General Counsel (fax no.: (212) 816-7912) and confirmed to Citigroup at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; with a copy to Cahill Gordon & Reindel LLP, at 80 Pine Street, New York, New York 10005, Attention: Jonathan A. Schaffzin, Esq. (fax no.: (212) 269-5420) and a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attention: A. Ray Ibrahim, Esq. (fax no.: (212) 450-3488); or if sent to the Company will be mailed, delivered or telefaxed to (615) 372-8575 and confirmed to it at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, Attention of William F. Carpenter III, President and Chief Executive Officer; with a copy to Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, Attention: Frank R. Adams, Esq. (fax no.: (212) 259-6333).
          13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and the indemnified persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.
          14. No fiduciary duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
          15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.
          16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.
          17. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          18. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.
          19. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
          20. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.
     “Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.
     “Citigroup” shall mean Citigroup Global Markets Inc.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commission” shall mean the Securities and Exchange Commission.
     “Disclosure Package” shall mean (i) the Preliminary Prospectus used most recently prior to the Execution Time, (ii) the Issuer Free Writing Prospectuses, if any, identified in Schedule III hereto, (iii) the final term sheet prepared and filed pursuant to Section 5(b) hereto, if any, and (iv) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.
     “Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
     “Final Prospectus” shall mean the prospectus relating to the Securities that was first filed pursuant to Rule 424(b) after the Execution Time.
     “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.
     “Hospital” means any acute care hospital owned or operated by the Company or any subsidiary.

     “Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.
     “JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations, or any similar successor organization thereto.
     “Preliminary Prospectus” shall mean any preliminary prospectus which is used prior to the filing of the Final Prospectus.
     “Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.
     “Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Act.
     “Third-Party Payor Programs” means all third-party payor programs in which the Company and its subsidiaries currently participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, managed care plans, other private insurance programs and employee assistance programs.
     “Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer, as defined in Rule 405.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Underwriters.

Very truly yours, LIFEPOINT HOSPITALS, INC.
By:	/s/ William F. Carpenter III
	Name:	William F. Carpenter III
	Title:	President and Chief Executive Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written. Citigroup Global Markets Inc.

By:	Citigroup Global Markets Inc.

By:	/s/ Richard Harding Name: Richard Harding
Title: Vice President

For itself and the other several Underwriters named in Schedule II to the foregoing Agreement.

SCHEDULE I
Underwriting Agreement dated May 22, 2007
Registration Statement No. 333-143121
Representative: Citigroup Global Markets Inc.
Title, Purchase Price and Description of Securities:
Title: 3 1/2% Convertible Senior Subordinated Notes due 2014
Principal amount of Underwritten Securities: $500,000,000
Purchase price (include accrued
interest or amortization, if any): $488,750,000
Sinking fund provisions: None.
Redemption provisions: No call for life.
Principal Amount of Option Securities: $75,000,000
Closing Date, Time and Location: May 29, 2007 at 10:00 a.m. at Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019
Type of Offering: Non-Delayed
Date referred to in Section 5(i) after which the Company may offer or sell securities issued by the Company without the consent of the Representative(s): August 20, 2007

SCHEDULE II

Principal Amount of
Underwritten Securities
Underwriters	to be Purchased
Citigroup Global Markets Inc.	300,000,000
UBS Securities LLC	75,000,000
Banc of America Securities LLC	50,000,000
Deutsche Bank Securities Inc.	50,000,000
Raymond James & Associates, Inc.	25,000,000

Total	$500,000,000

SCHEDULE III
Schedule of Free Writing Prospectuses included in the Disclosure Package
None

SCHEDULE IV

Term Sheet dated May 22, 2007	Filed pursuant to Rule 433
To preliminary prospectus dated May 21, 2007	File No. 333-143121
FINAL PRICING TERMS

The issuer	LifePoint Hospitals, Inc. (NASDAQ GS: LPNT).
Securities offered	3.5% Convertible Senior Subordinated Notes due 2014.
Aggregate principal amount offered	$500,000,000.
Over-allotment option	$ 75,000,000.
Maturity date	May 15, 2014.
Interest	3.5% per annum, accruing from the settlement date.
Interest payment dates	Each May 15 and November 15, beginning November 15, 2007.
Price to public	100%.
Proceeds to the issuer	97.75%.
NASDAQ closing price on May 22, 2007	$37.94 per share.
Conversion premium	36.50% above reference price.
Conversion price	$51.79 (approximately) per share of common stock, subject to adjustment.
Free convertibility period
At the option of the holder, holders may convert their notes, in multiples of $1,000 in principal amount, at any time on or after March 15, 2014 through the scheduled trading day immediately preceding the maturity date.

Conversion rate	19.3095 shares of common stock per $1,000 principal amount of notes, subject to adjustment.
Trade date	May 22, 2007.
Settlement date	May 29, 2007.
CUSIP	53219L AH2
Sole book-running manager	Citigroup Global Markets Inc.
Co-managers	UBS Securities LLC, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Raymond James & Associates, Inc.
Use of Proceeds:
The issuer intends to use the net proceeds of the offering to repay the amounts outstanding under its revolving credit facility, which may be reborrowed, and a portion of amounts outstanding under its term loan facility.

Adjustment to conversion rate upon fundamental change	The number of additional shares to be added to the conversion rate (subject to certain exceptions) in the event of a make-whole change of control will be determined by reference to the table below, based on the conversion date and the “applicable price” in connection with such transaction.

The “applicable price” in connection with a make-whole change of control means: (i) if the consideration (excluding cash payment for fractional shares or pursuant to statutory appraisal rights) paid to holders of the issuer’s common stock in connection with such transaction consists exclusively of cash, the amount of such cash per share of the issuer’s common stock; and (ii) in all other cases, the average of the closing sale prices per share of the issuer’s common stock for the five consecutive trading days immediately preceding the related conversion date.

The applicable prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted applicable prices will equal the applicable prices in effect immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the applicable price adjustment and the denominator of which is the conversion rate as so adjusted. The increase of the additional shares to the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under the caption “Description of Notes—Conversion Rate Adjustments” in the prospectus for the offering.

The following table sets forth the applicable price and number of additional shares to be added to the conversion rate per $1,000 principal amount of the notes in the event of a make-whole change of control:

	Applicable price
Conversion Date	$37.94	$40.00	$50.00	$55.00	$60.00	$65.00	$75.00	$90.00	$110.00	$150.00	$200.00
May 29, 2007	7.0479	6.3299	4.0165	3.3085	2.7829	2.3744	1.8087	1.3142	0.9628	0.6430	0.4659
May 15, 2008	7.0479	6.1778	3.7920	3.0776	2.5515	2.1464	1.6030	1.1389	0.8233	0.5484	0.3987
May 15, 2009	7.0479	5.9928	3.4948	2.7678	2.2377	1.8354	1.3252	0.9037	0.6396	0.4238	0.3099
May 15, 2010	7.0479	5.8299	3.2101	2.4605	1.9233	1.5503	1.0611	0.6994	0.4874	0.3242	0.2386
May 15, 2011	7.0479	5.7308	2.9701	2.2068	1.6724	1.3029	0.8645	0.5536	0.3886	0.2658	0.1977
May 15, 2012	7.0479	5.5775	2.5799	1.7992	1.2872	0.9374	0.5630	0.3492	0.2484	0.1751	0.1311
May 15, 2013	7.0479	5.3973	1.9494	1.1175	0.6339	0.3519	0.1399	0.0770	0.0599	0.0439	0.0329
May 14, 2014	7.0479	5.6905	0.6905	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact applicable price and conversion date may not be set forth in the table above, in which case:
•	If the actual applicable price is between two applicable price amounts in the table or the conversion date is between two dates in the table, the increase in the conversion rate will be determined by straight-line interpolation between the numbers set forth for the higher and lower applicable price amounts, and/or the two dates, based on a 365- or 366-day year, as applicable.

•	If the actual applicable price is equal to or in excess of $200.00 per share (subject to adjustment) the issuer will not increase the conversion rate applicable to the converted note.

•	If the actual applicable price is equal to or less than $37.94 per share (the last bid price of the issuer’s common stock on the date of the prospectus) (subject to adjustment), the issuer will not increase the conversion rate applicable to the converted note.
Notwithstanding the foregoing, in no event will the issuer increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 26.3574 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under the caption “Description of Notes—Conversion Rate Adjustments” in the prospectus for the offering.
The issuer has filed a registration statement (including a preliminary prospectus, dated May 21, 2007) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

SCHEDULE V
Executive Officers and Directors:
William F. Carpenter III
William M. Gracey
Owen G. Shell, Jr.
Richard H. Evans
DeWitt Ezell, Jr.
Michael P. Haley
Ricki Tigert Helfer
William Lapham
John E. Maupin, Jr. D.D.S.